Exhibit 10.16
[Interwoven, Inc. Letterhead]
September 4, 2007
Scipio “Max” Carnecchia
c/o Interwoven, Inc.
803 11th Avenue
Sunnyvale, CA 94089
Dear Max:
     Since February 28, 2006 you have filled the role of President of Interwoven, Inc. (the “Company”), first on an “interim” basis and, since September 14, 2006 on a non-interim basis. Although your employment is “at will,” and may be terminated by you or the Company at any time, Interwoven wishes to provide you with certain assurances regarding separation benefits as an incentive for you to continue your employment with the Company as its President.
     1. Severance Benefits. In the event that your employment is terminated by the Company for reasons other than Cause or is terminated by you within twelve (12) months after the occurrence of Good Reason (in each case, other than a termination of employment in connection with a Sale of the Company which is addressed in Section 2 below), you will be entitled to the following severance benefits:
A. Salary. A cash payment equal to nine (9) months of your current salary (or such higher salary as may be in effect at the time of termination).
B. Bonus. A cash payment equal to 75% of your total “on target” bonus amount in effect for the calendar year in which termination occurs, plus any earned but unpaid bonus for any prior fiscal year to the extent previously accrued by the Company.
C. Medical Benefits. The Company will pay, or promptly reimburse you for, COBRA premiums (covering the medical benefit plans in which you and your dependents are enrolled through the Company at the time of termination) for the nine (9) month period immediately following termination of your employment with the Company (provided COBRA coverage is timely elected by you and/or your dependents).
D. Vesting Acceleration. The vesting of each stock option and RSU awarded to you after October 1, 2005, will be accelerated by nine (9) months such that the total number of shares vested under such equity award will, after such acceleration, be equal to the number of shares scheduled to be vested under such equity award as of the nine (9) month anniversary of the date of termination of your employment with the Company had you remained employed through such date (but treating any cliff vesting or other non-monthly vesting as occurring in ratable increments on a monthly basis). In addition, the lapsing of the sale and transfer restrictions applicable to the stock options held by you at October 1, 2005 will be accelerated by nine (9) months.
E. Definition of Cause and Good Reason. For purposes of this Section 1, “Cause” means any of the following: (i) you have intentionally engaged in unfair competition with the Company or committed an act of embezzlement, fraud or theft with respect to the property of the Company in a manner causing material loss, damage or injury to or otherwise materially endangering the property, reputation or employees of the Company, (ii) you have been found guilty of or have pled nolo contendere to the commission of a felony offense or (iii) you have willfully and continually failed to substantially perform your duties with the Company after having received written notice specifying such failure, an opportunity to meet with the Company’s Board of Directors to discuss such failure, and a reasonable opportunity (of 30 days or more) to cure such failure to perform. For purposes of this Section 1, “Good Reason” means either (a) a material diminution in your duties, responsibilities or authority, (b) removal of you from the position of President without your express written consent; or (c) a reduction in your annual base salary or in your annual total OTE compensation (base salary and target bonus compensation); in each case after (i) you have notified the Company in writing within ninety (90) days of such occurrence, (ii) the Company has had an opportunity of not less than thirty (30) days to cure such occurrence, and (iii) the Company has failed to cure and you have notified the Company of such failure.
     2. Severance Upon a Sale of the Company. In the event that there is a Sale of the Company and your employment as President is terminated by the Company or its successor without Cause in connection with or following the Sale of the Company, you will be entitled to the following severance benefits. For purposes of the severance benefits provided for in this Section 2, “Sale of the Company” and “Cause” shall each have the meaning given to such terms by the Company’s Board of Directors on July 11, 2002 and set forth in an Addendum to Stock Option Agreement governing each stock option that you presently hold (for reference, a form of such Addendum is attached), and a termination without Cause by the Company shall also include a voluntary termination of employment by you within thirty (30) days after the effective date of a reduction in your annual base salary or in your annual total OTE compensation in effect immediately prior to the Sale of the Company:
A. Salary, Bonus and Medical Benefits: as set forth in Paragraphs A, B and C of Section 1 above, subject to, and to commence upon completion of, the period of transitional services, if any, referenced in paragraph C below.
B. Vesting Acceleration: Vesting of each equity award made after October 1, 2005 will be accelerated as to an additional number of shares equal to the greater of (i) 50% of the shares that were unvested under such equity award at the closing of the Sale of the Company, and (ii) the number of shares as to which vesting would be accelerated pursuant to the provisions of paragraph D of Section 1 above. In addition, the lapsing of the sale and transfer restrictions applicable to each stock option held by you at October 1, 2005 will be released as to 50% of the shares covered by such option that are subject to such restrictions at the closing of the Sale of the Company or, if greater, the number of shares covered by such option that are scheduled to be released from such restrictions during the nine (9) months immediately following the date of termination.
C. Transitional Services: As a condition to receiving severance benefits as described in paragraph A of this Section 2 upon a Sale of the Company, if you elect to voluntarily terminate your employment pursuant to this Section 2, you agree to render transitional services, at your level of cash compensation (salary and pro rata “on target” bonus) in effect immediately prior to the Sale of the Company, for such period of time of up to three months following the Sale of the Company and on up to a full-time basis as may be

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requested by the Board of Directors of the Company or of its successor. The end of any transitional service period shall be considered the date of termination of services and vesting of that portion of equity awards that has not been accelerated would continue during the transitional service period.
     3. Timing and Withholding. All cash payments payable pursuant to this letter shall be subject to any federal, state or local withholding tax requirements. Any cash severance payments to be made under this letter will not be paid during the six (6) month period following termination of your employment with the Company unless the Company determines, in its reasonable and good faith judgment, that paying such amounts during such period would not cause you to incur an additional tax under Section 409A of the U.S. Internal Revenue Code of 1986, as amended; if no additional tax would be incurred under Section 409A, such amounts shall be paid within 30 days of termination of your employment with the Company. If the payment of any amounts is delayed as a result of the previous sentence, such payments shall become payable in a lump-sum payment on the date six (6) months and one (1) day following the date of termination of your employment with the Company.
     4. Release. Your entitlement to severance benefits under this letter is subject to your executing and not revoking a release of claims in favor of the Company, substantially in the form attached, and affirming in writing your continuing obligations, including non-solicitation covenants, under your Employee Confidential Information and Inventions Agreement.
     5. Entire Agreement. This letter constitutes the sole agreement between you and the Company regarding benefits payable in connection with a termination of employment, including termination in connection with a Sale of the Company. You and the Company mutually agree that any dispute regarding the interpretation or enforcement of this letter shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California and that the provisions of that offer letter dated March 13, 2001 regarding arbitration shall apply to any such dispute. For purposes of this letter, California law shall apply. This letter may only be modified, amended or terminated by a writing authorized by the Board of Directors or the Compensation Committee and signed by you.

Sincerely,

INTERWOVEN, INC.

/s/ Joseph L. Cowan

By: Joseph L. Cowan, Chief Executive Officer

Acknowledged and Agreed:

/s/ Scipio M. Carnecchia
Scipio “Max” Carnecchia

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ADDENDUM A
GENERAL RELEASE AND WAIVER OF CLAIMS
     This Release is given in consideration of Interwoven, Inc.’s provision of, and agreement to provide, the cash compensation, vesting acceleration, and other benefits set forth in the Agreement. Payment of the separation compensation shall commence on, and be subject to, the terms and conditions set forth in the Agreement.
     1. Release and Waiver of Claims. In consideration of the separation compensation benefits and undertakings detailed in the Agreement, to the fullest extent permitted by law, I, individually and on behalf of my heirs, spouse and assigns, do hereby completely release and forever discharge Interwoven, Inc., its affiliated and subsidiary corporations, and its and their shareholders, officers and all other representatives, agents, directors, employees, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which I may now have, or have ever had, against them arising from or in any way connected with my employment relationship with Interwoven, and any actions during the relationship, or the termination thereof, or my ceasing to be President of Interwoven. This release covers all statutory, common law, constitutional and other claims, including but not limited to, all claims for wrongful discharge in violation of public policy, breach of contract, breach of covenant of good faith and fair dealing, misrepresentation, age discrimination, any tort, personal injury, or violation of statute including but not limited to Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, which I may now have, or have ever had. This release also covers claims relating to my right to purchase, or actual purchase of, shares of stock of Interwoven, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.
     Interwoven and I do not intend to release claims that I may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, nor do Interwoven and I intend to release any claims under my Indemnity Agreement with Interwoven, as that agreement may be amended from time to time. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in that offer letter dated March 13, 2001.
     I understand and agree that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims expressly described above. I expressly waive any rights or benefits under Section 1542 of the California Civil Code (and other analogous statutes), which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     I fully understand that if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.
     2. Covenant Not to Sue.
          a. To the fullest extent permitted by law, I agree that at no time subsequent to the execution of this Release will I pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which I may now have or have ever had, against Interwoven and/or any officer, director, employee or agent of Interwoven, which is based in whole or in part on any matter covered by this Release.
          b. Nothing in this Section 2 shall prohibit me from filing a charge or complaint with a government agency such as, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency.
          c. Nothing in this Section 2 shall prohibit or impair me or the Company from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
     I further acknowledge that I am bound by the Employee Invention Assignment and Confidentiality Agreement that I have signed, that as a result of my employment with Interwoven, I have had access to Interwoven’s Proprietary Information (as defined in the Employee Invention Assignment and Confidentiality Agreement), that I will hold all Proprietary Information in strictest confidence, and I will not make use of such Proprietary Information on behalf of anyone. I agree not to disclose any such confidential information unless required by subpoena or court order, and that I will first give Interwoven written notice of such subpoena or court order with reasonable advance notice to permit Interwoven to oppose such subpoena or court order if it chooses to do so.
     No other consideration, agreements, representations, oral statements, understandings or course of conduct, which are not expressly set forth in this Release should be implied or are binding. I am not relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Release. I understand and agree that this Release shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either Interwoven or myself.
     I have read this Release and understand all of its terms. Prior to execution of this Release, I have apprised myself of sufficient relevant information in order that I might intelligently exercise my own judgment, have had sufficient time to consult counsel, if I wish, and understand that I may take up to twenty-one (21) days to consider this Release. Interwoven has also given me at least seven (7) days in which to revoke this Release, if I wish. I further acknowledge and agree that this Release is executed voluntarily and with full knowledge of its legal significance.

EMPLOYEE’S ACCEPTANCE OF RELEASE
     I have carefully read the foregoing and understand, approve and voluntarily agree to the terms of the Release in exchange for the additional benefits to which I would otherwise not be entitled.

Signature:

Printed Name:

Date:

ADDENDUM TO STOCK OPTION AGREEMENT
     THIS ADDENDUM (this “Addendum”) to the Stock Option Agreement (the “Option Agreement”) pursuant to the Interwoven, Inc. 1999 Equity Incentive Plan by and between                      (the “Optionee”) and Interwoven, Inc. (the “Company”) is entered into by and between Optionee and the Company as of                     , 200___.
W I T N E S S E T H
WHEREAS, the Optionee is an officer of the Company; and
WHEREAS, the Company, as a matter of practice, provides for the acceleration, in certain cases, of the vesting of options (“Options”) granted to certain of its officers;
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
     1. The Company and the Optionee are entering into this Addendum, concurrently with the execution of the Option Agreement, in order to specify the terms and conditions of the acceleration, in certain cases, of the vesting of Options granted to the Optionee under the Option Agreement.
     2. Section 2.1, is hereby amended to add the following language at the end of such Section:
“Notwithstanding the provisions of the Plan, the preceding sentence or the Notice of Grant regarding the rate at which this Option shall vest, in the event that there is a Sale of the Company and Optionee’s employment is terminated by the Company, or its successor, without Cause in connection with the Sale of the Company, then upon such termination the Option will become vested as to an additional number of Unvested Shares equal to fifty percent (50%) of the Shares that were Unvested Shares at the closing of the Sale of the Company. For purposes of this Section 2.1, “Cause” means (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to the Company; (ii) willful act or acts of dishonesty undertaken by Optionee and intended to result in substantial gain or personal enrichment for Optionee at the expense of the Company; or (iii) willful and continued failure to substantially perform Optionee’s duties with the Company or its successor (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iii) above will constitute “Cause” only if such failure continues after the Board of Directors has provided Optionee with a written demand for substantial performance setting forth in detail the specific respects in which it believes Optionee has willfully and not substantially performed his duties thereof and a reasonable opportunity (to be not less than thirty (30) days) to cure the same. For such purpose, a termination by the Company without Cause includes a termination of employment by Optionee within thirty (30) days following any of the following events: (x) the assignment of any duties to Optionee inconsistent with, or reflecting a materially adverse change in, Optionee’s position, duties or responsibilities with the Company (or any successor) without Optionee’s concurrence; or (y) the relocation of the Company’s principal executive offices, or relocating Optionee’s principal place of business, in excess of fifty (50) miles from the Company’s current executive offices located in Sunnyvale, California. For purposes of this Section 2.1, the term “Sale

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of the Company” means (i) the sale or other disposition of all or substantially all of the assets of the Company, or (ii) the acquisition of the Company by another entity by means of consolidation, corporate reorganization or merger, or other transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting power of the Company is transferred.”
     3. Section 11, is hereby amended and restated in its entirety to provide the following:
     “11. Entire Agreement. The Plan is incorporated herein by reference. This Agreement, the Notice of Grant, the Plan, the Exercise Agreement and the Addendum to Stock Option Agreement between the Company and the Optionee dated as of the date hereof constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.”
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